EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Financial Contact: Mike Knapp IDT Investor Relations Phone: (408) 284-6515 E-mail: mike.knapp@idt.com	Press Contact: Chad Taggard IDT Worldwide Marketing Phone: (408) 284-8200 E-mail: chad.taggard@idt.com

IDT UPDATES PROJECTIONS FOR FISCAL THIRD QUARTER 2009

SAN JOSE, Calif., Dec. 8, 2008 — IDT® (Integrated Device Technology, Inc.; NASDAQ: IDTI), a leading provider of essential mixed signal semiconductor solutions that enrich the digital media experience, today updated its projections for the fiscal third quarter of 2009 which were previously provided on October 23, 2008.

The Company currently anticipates revenue for the fiscal third quarter of 2009 to be between $165 million and $170 million, down 15 to 18 percent sequentially. Based on the revised revenue outlook, third quarter non-GAAP earnings per share (EPS) is now projected to be approximately $0.14 to $0.15. Prior projections for the fiscal third quarter of 2009 were for revenue to be in the range of $175 million to $185 million and non-GAAP EPS to be between $0.19 and $0.21. Any estimate in the current economic environment has a high degree of risk and visibility into customer end demand continues to be very limited. As such, current estimates could differ materially from actual results.

“Order patterns have deteriorated since mid-November as customers become more cautious in the face of a weakening economic environment. As a result of diminishing demand from customers across all geographies and end markets, we now anticipate that fiscal third quarter results will be below our prior projections,” said Ted Tewksbury, president and CEO of IDT. “Despite the recent turmoil in the broader markets, IDT continues to generate strong free cash flow, maintain a solid balance sheet, and remains keenly focused on controlling costs. We will continue to execute our strategy to develop application focused mixed signal solutions that we believe will position us to emerge from this economic downturn as an even stronger company.”

IDT will discuss its financial results for the fiscal third quarter of 2009 on its quarterly earnings call currently scheduled for January 27, 2009. Additional details regarding the earnings call will be provided in January 2009.

About IDT

With the goal of continuously improving the digital media experience, IDT integrates its fundamental semiconductor heritage with essential innovation, developing and delivering low-power, mixed signal solutions that solve customer problems. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI”. Additional information about IDT is accessible at www.IDT.com.

Forward Looking Statements

This release contains forward-looking statements concerning revenue and non-GAAP earnings per share for the fiscal third quarter of 2009 which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that forward-looking statements in this release involve a number of risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to, global business and economic conditions, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, dependence on one or more customers for a significant portion of sales, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the fiscal year ended March 30, 2008 and Quarterly Report on Form 10-Q for the period ended September 28, 2008.

Non-GAAP Reporting

The Company presents non-GAAP financial measures because the financial community uses non-GAAP results in its analysis and comparison of historical results and projections of the Company’s future operating results. These non-GAAP results exclude acquisition-related charges, share-based compensation expense and certain other expenses and benefits. Management uses these non-GAAP measures to manage and assess the profitability of the business. These non-GAAP results are also consistent with another way management internally analyzes IDT’s results and may be useful.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP. It should also be noted that IDT’s non-GAAP information may be different from the non-GAAP information provided by other companies.

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IDT and the IDT logo are trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.